EXHIBIT 16.1

January 29, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Zealous Trading Group, Inc. (the “Registrant”) under Item 4.01 of its Form 8-K dated January 18, 2008.  We agree with the statement made in the first sentence of the first paragraph. We are not in a position to agree or disagree with the second sentence of the first paragraph.

We agree with the statements made in the second paragraph, with the following exceptions and clarifications:

1.
During the period from October 23, 2007, the date we were retained by the Registrant, through January 18, 2008, the date we were dismissed, we did not issue any audit reports on the Registrant’s financial statements nor did we complete any reviews of its interim financial information in accordance with Statement on Auditing Standards No. 100, Interim Financials Information (“SAS 100”).

2.
On or about January 14, 2008, we informed the Registrant, that based upon our in-process SAS 100 review of their quarterly period ended November 30, 2007 financial information, we believed that there were material errors related to the Registrants accounting for certain financing transactions and share-based payments, although we had not completed our review of the calculations of the actual amounts of the errors.  These errors related to the quarterly period ended August 31, 2007, previously filed on Form 10-QSB.  The Registrant was informed that material errors in previously issued financial information are required to be reported under Item 4.02 of Form 8-K.  Additionally, as a result of these errors, we believed that the Registrant has material weaknesses in its internal controls related to the accounting for these types of complex transactions.  Our auditor-client relationship was terminated prior to any Form 8-K or amended Form 10-QSB being filed by the Registrant.

We agree with the statements made in the third paragraph.  However, we also read the Registrant’s Form 8-K/A which was filed on January 28, 2008.  Such Form 8-K/A was not provided to us prior to its filing.  We disagree with the statement that Exhibit 16.1 is a letter from us agreeing with the comments made in the Registrant’s Form 8-K.  The Registrant erroneously attached as Exhibit 16.1 to its Form 8-K/A our letter of January 21, 2008, such letter only confirms that our auditor-client relationship has ceased not as to our position to the comments being made in the Form 8-K.

Very truly yours,
Marcum & Kliegman LLP